Exhibit 99.1

PACIFIC GREEN TECHNOLOGIES INC.
Review of 2013 and key milestones in Q1 2014

SAN JOSE, CA – January 14, 2014 - Pacific Green Technologies Inc. (“the Company”) (OTCQB: PGTK) releases a review of 2013 and its key objectives for Q1 2014.  Dr Neil Carmichael, President of the Company, commented:

“2013 was a significant year for the Company as we endeavour to transform the business from its entrepreneurial beginnings to create an international technologies business focussed on the renewable energy sector.  It has been a pleasure to serve as your chief executive officer since September 18, 2013.

During the course of the last quarter we have made a number of announcements and I thought it would be useful for shareholders, stakeholders and the wider market to summarise the key steps we have taken in transforming the business:

•
October 21, 2013 - the appointment of Dr Andrew Jolly as our non-executive director.  Andy’s regulatory expertise has been instrumental in navigating our way through the recent changes in the UK’s renewable subsidy regime;

•	October 23, 2013 - the engagement of MZ Group as part of our investor relations team to acknowledge the need to raise significant capital in the first half of 2014 for Energy Park Sutton Bridge;
•
November 8, 2013 - the appointment of Alan Thompson as Project Director at Energy Park Sutton Bridge gives us the experience required to implement a project of this size and importance, Alan having already been involved in project managing a 790MW gas fired power plant at Sutton Bridge just a few hundred metres from the land allocated for our project;

•
November 20, 2013 - the appointment of Fichtner Consulting Engineers Limited as owner’s engineer at Energy Park Sutton Bridge.  Fichtner’s proven track record in biomass energy is, we believe, second to none;

•
December 5, 2013 - the appointment of Chris Williams as Head of Business Development for the group, thereby leveraging his wide experience of the renewable energy sector and proven ability to gain planning permission for renewable energy projects;

•	December 11, 2013 - in conjunction with MZ Group, the release of our new investor relations platform and its integration into our website;
•
December 12, 2013 - the assumption of a 40% interest in Peterborough Renewable Energy Limited which affords us an economic interest in one of the UK’s largest consented waste to energy projects at 79MW;

•	December 18, 2013 - an agreement with BlueMount Capital to spearhead our proprietary emission control technologies in China.

On this platform our key objectives for Q1 2014 include:

•
Technologies - our objective is to establish trade partners for our proprietary emission control technologies worldwide with an initial emphasis on the People’s Republic of China (“PRC”).  I am pleased to report that Alex Shead is currently in the PRC leading a trade mission for our technologies with several meetings scheduled in Chengdu, Beijing and Shanghai.  I look forward to reporting further news during the course of the first quarter;

•	Energy Parks – our primary objective is to reach financial close on Energy Park Sutton Bridge in 2014 and to that end we need to take some key steps forward in this first quarter principally:
a.
in conjunction with Fichtner, establishing the technology to be deployed in the plant.  Our choice in this regard is as much to do with budget as it is the regulatory regime and choosing technology that will gain the comfort of financiers, an area where many projects fall short;

b.	to begin the environmental agency permitting phase once the technology has been established;
c.	we have made significant strides in our fuel procurement strategy and again I hope to make further announcements during the first quarter to keep shareholders up to speed with progress;
d.	we are seeking a consulting partner to manage our power purchase agreement strategy.

In addition to the specific objectives outlined above, in terms of general business development we are also looking at:

•	continuing to build our management team around the world;
•	licensing and marketing our technologies in other areas of the world with established partners;
•	acquiring existing renewable energy power stations in the USA and UK. We are currently investigating several opportunities;
•	rolling out a separate strategy for energy parks at the <5MW level through a new branded division.

I’m looking forward to a successful 2014 for the Company and will continue to keep shareholders appraised of developments.”

About Pacific Green Technologies, Inc.

Pacific Green Technologies Inc. is dedicated to addressing the world’s need for cleaner and more sustainable energy.  PGT is divided into three divisions:

•	the design, development, licensing and marketing of numerous types of technologies designed to improve the environment through clean energy use;
•	the development of renewable power plants; and
•	licensing its proprietary emission control technologies, ENVI-Clean™ and ENVI-Pure™, to power stations worldwide.

For more information, visit the Company’s website:
www.pacificgreentechnologies.com

Contact:

Neil Carmichael, President and Director
Pacific Green Technologies
T: +1 (408) 538-3373